Exhibit 99.1
FOR IMMEDIATE RELEASE
APRIL 25, 2016

Seventy Seven Energy Inc. Announces
First Quarter 2016 Operational and Financial Results

OKLAHOMA CITY, OKLAHOMA, April 25, 2016 - Seventy Seven Energy Inc. (NYSE: SSE) today reported financial and operational results for the first quarter of 2016.

SSE reported total revenues of $155.4 million for the first quarter of 2016, a 19% decrease compared to revenues of $192.8 million for the fourth quarter of 2015, and a 64% decrease compared to revenues of $429.8 million for the first quarter of 2015. SSE’s adjusted EBITDA was $37.9 million for the first quarter of 2016, compared to adjusted EBITDA of $56.3 million for the fourth quarter of 2015 and adjusted EBITDA of $93.3 million for the first quarter of 2015.

Adjusted net loss for the first quarter of 2016 was $55.1 million, or $1.01 per fully diluted share compared to adjusted net loss of $32.2 million, or $0.64 per fully diluted share, for the fourth quarter of 2015 and adjusted net loss of $21.6 million, or $0.45 per fully diluted share, for the first quarter of 2015.

Net loss for the first quarter of 2016 was $59.6 million, or $1.09 per fully diluted share, compared to net loss of $60.6 million, or $1.18 per fully diluted share, for the fourth quarter of 2015 and net loss of $37.6 million, or $0.78 per fully diluted share, for the first quarter of 2015.

Adjusted revenues, adjusted EBITDA and adjusted net loss are non-GAAP financial measures. Reconciliations of these measures to comparable financial measures calculated in accordance with generally accepted accounting principles (GAAP) are provided on pages 8 - 12 of this release.

“Confronted with nearly insuperable market conditions, we were pleased with our operational execution for the quarter,” Chief Executive Officer Jerry Winchester said. “This will be the most challenging year the services industry has faced due to the historic decline in activity. Our focus is to tightly manage our costs throughout all areas of our business, while operating safely and efficiently for our customers. After last Tuesday’s restructuring announcement, we are more confident than ever that Seventy Seven Energy is positioned for long-term success and growth as conditions improve.”

Drilling

SSE’s drilling segment contributed revenues of $71.9 million and adjusted EBITDA of $46.0 million during the first quarter of 2016, compared to revenues of $89.6 million and adjusted EBITDA of $55.9 million for the fourth quarter of 2015 and revenues of $166.1 million and adjusted EBITDA of $73.2 million for the first quarter of 2015. The decrease in revenues for the first quarter of 2016 compared to the fourth quarter of 2015 was primarily due to a 30% decline in revenue days (which is the aggregate number of days each active rig generated revenue).

The percentage of revenues from non-CHK customers was 39% of total segment revenues for both the first quarter of 2016 and the fourth quarter of 2015. As of March 31, 2016, approximately 73% of SSE’s active rigs were contracted by non-CHK customers. SSE had a total drilling revenue backlog of $255.2 million with an average duration of 13 months as of March 31, 2016.

Operating costs were $27.2 million during the first quarter of 2016, compared to $34.9 million for the fourth quarter of 2015 and $98.1 million for the first quarter of 2015. Average operating costs per revenue day in the first quarter of 2016 decreased 13% from the fourth quarter of 2015, primarily driven by a 23% decrease in labor-related costs per revenue day. As a percentage of drilling revenues, drilling operating costs were 38% for the first quarter of 2016, 39% for the fourth quarter of

2015 and 59% for the first quarter of 2015. The decrease was primarily due to a higher proportion of idle-but-contracted rigs, which generate revenue with little associated cost. Restructuring charges were $0.1 million in the first quarter of 2016.

As of March 31, 2016, the Company’s marketed fleet of 92 all-electric rigs consisted of 35 Tier 1 rigs, including 24 PeakeRigs™, and 57 Tier 2 rigs. Additionally, SSE had two contracted PeakeRigs™ under construction, one of which has been delivered and one of which is scheduled to be delivered during the remainder of 2016. Approximately 79% of the Company’s marketed fleet are multi-well pad capable rigs.

Hydraulic Fracturing

SSE’s hydraulic fracturing segment contributed revenues of $76.3 million and adjusted EBITDA of $6.5 million during the first quarter of 2016, compared to revenues of $91.9 million and adjusted EBITDA of $14.2 million for the fourth quarter of 2015 and revenues of $202.0 million and adjusted EBITDA of $32.9 million for the first quarter of 2015. The decrease in revenues from the fourth quarter of 2015 to the first quarter of 2016 was primarily due to a 22% decrease in completed stages. Revenues from non-CHK customers as a percentage of total segment revenues increased from 19% in the fourth quarter of 2015 to 30% in the first quarter of 2016. As of March 31, 2016, SSE’s hydraulic fracturing revenue backlog was $164.2 million with an average duration of 10 months.

Average operating costs per stage in the first quarter increased 16% from the fourth quarter of 2015. The increase in average operating costs per stage for the first quarter of 2016 compared to the fourth quarter of 2015 was primarily due to a 13% increase in product costs per stage. As a percentage of hydraulic fracturing revenues, hydraulic fracturing operating costs were 92% for the first quarter of 2016, 85% for the fourth quarter of 2015 and 85% for the first quarter of 2015. The increase was due to increased pricing pressure. Restructuring charges were $0.1 million in the first quarter of 2016.

As of March 31, 2016, SSE owned 13 hydraulic fracturing fleets with an aggregate of 500,000 horsepower operating in the Anadarko Basin and the Eagle Ford and Utica Shales.

Oilfield Rentals

SSE’s oilfield rentals segment contributed revenues of $7.1 million and adjusted EBITDA of ($1.7) million during the first quarter of 2016, compared to revenues of $11.3 million and adjusted EBITDA of $0.9 million for the fourth quarter of 2015 and revenues of $32.5 million and adjusted EBITDA of $9.7 million for the first quarter of 2015. Revenues from non-CHK customers as a percentage of total segment revenues increased from 71% in the fourth quarter of 2015 to 76% in the first quarter of 2016. Revenues during the quarter were negatively impacted by the continued reduction in drilling and completions activity by SSE’s customers.

Operating costs were $9.1 million during the first quarter of 2016, compared to $10.4 million for the fourth quarter of 2015 and $23.6 million for the first quarter of 2015. As a percentage of oilfield rental revenues, operating costs were 127% for the first quarter of 2016, 92% for the fourth quarter of 2015 and 73% for the first quarter of 2015. The increase in operating costs as a percentage of revenue was due to significant declines in fleet utilization and increased pricing pressure in the first quarter of 2016 compared to both prior periods.

General and Administrative Expenses

General and administrative expenses were $22.3 million in the first quarter of 2016, compared to $16.7 million in the fourth quarter of 2015 and $33.9 million in the first quarter of 2015. SSE incurred restructuring charges of $4.7 million in the first quarter of 2016. Additionally, general and administrative expenses include non-cash compensation of $4.5 million and $3.8 million and severance-related costs of $0.3 million and $0.4 million for the first quarter of 2016 and the fourth quarter of 2015, respectively.

Liquidity

As of March 31, 2016, the Company had cash of $74.7 million and working capital of $132.9 million. As of April 21, 2016, SSE had cash and short-term investments of $80.5 million and the Company’s revolving credit facility remained undrawn. As of March 31, 2016, SSE had $31.1 million of purchase commitments related to future capital expenditures that the Company expects to incur in 2016.

Capital expenditures totaled $54.2 million for the first quarter of 2016, which primarily consisted of investment in new PeakeRigs™ and the purchase of hydraulic fracturing equipment with an aggregate of 60,000 horsepower at auction. SSE currently expects its total year-end 2016 capital expenditures to be under $100.0 million.

On April 19, 2016, SSE announced that it had entered into a Restructuring Support Agreement (the “Agreement”) with certain lenders (the “Incremental Term Loan Lenders”) representing 92.0% of the outstanding principal amount under the Company’s Incremental Term Supplement (Tranche A) loan and certain noteholders (the “Consenting 2019 Noteholders”) collectively owning or controlling in excess of 57.7% of the aggregate outstanding principal amount of the Company’s 6.625% senior notes due 2019 (the “2019 Notes”). The terms of the Agreement provide for a substantial deleveraging of the Company’s balance sheet by converting approximately $1.1 billion of the Company’s bond debt into new common equity without interrupting the Company’s daily operations. The Agreement outlines an expected restructuring through a pre-packaged plan of reorganization (the “Plan”). The Company’s 8-K filing on April 19, 2016 outlines certain terms of the Plan. On April 22, 2016, SSE amended the Agreement to extend certain dates set forth in the original agreement, including extending the deadline to commence solicitation until April 29, 2016.

SSE expects the primary sources of liquidity will be from cash on hand and cash from operations. In addition, the Company intends to enter into a $100.0 million senior secured asset-based debtor-in-possession revolving credit facility (the “DIP Facility”) upon commencing a pre-packaged Chapter 11 proceeding upon concluding solicitation of votes on the Plan pursuant to the Agreement, and expects that the DIP Facility will convert to a $100.0 million senior secured asset-based revolving credit facility upon emerging from the Chapter 11 proceeding.

This press release is not intended to be, and should not in any way be construed as, a solicitation of votes of noteholders or other investors regarding the plan of reorganization.

Conference Call Information

SSE does not plan to host an earnings conference call to discuss first quarter 2016 operational and financial results.

About Seventy Seven Energy Inc.

Headquartered in Oklahoma City, SSE provides a wide range of wellsite services and equipment to U.S. land-based exploration and production customers. SSE’s services include drilling, hydraulic fracturing and oilfield rentals and its operations are geographically diversified across many of the most active oil and natural gas plays in the onshore U.S., including the Anadarko and Permian basins and the Eagle Ford, Haynesville, Marcellus, Niobrara and Utica shales. For additional information about SSE, please visit our website at www.77nrg.com, where we routinely post announcements, updates, events, investor information and presentations and recent news releases.

Forward-Looking Statements and Cautionary Statements

This news release (and any oral statements made regarding the subjects of this release, including on the conference call announced herein) contains certain statements and information that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “plan,” “estimate,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “potential,” “would,” “may,” “probable,” “likely,” and similar expressions, and the negative thereof, are intended to identify forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include statements, estimates and projections regarding the Plan, the DIP Facility and related matters, as well as, the Company's business outlook and plans, future financial position and flexibility, capital structure, liquidity and capital resources, acquisitions, returns, capital expenditure budgets and other guidance regarding future developments. Forward-looking statements are not assurances of future performance. These forward-looking statements are based on management’s current expectations and beliefs, forecasts for its existing operations, experience, and perception of historical trends, current conditions, anticipated future developments and its effect on the Company, and other factors believed to be appropriate. Although management believes that the expectations and assumptions reflected in these forward-looking statements are reasonable as and when made, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all). Moreover, the Company's forward-looking statements are subject to significant risks and uncertainties, many of which are beyond its control, which may cause actual results to differ materially from its historical experience and its present expectations or projections which are implied or expressed by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, risks relating to general economic and industry conditions; our ability to consummate the restructuring Plan; the terms and availability of any new debt; our customers’ drilling and completion expenditures; delays in or failure of delivery of current or future orders of specialized equipment; the loss of or interruption in operations of one or more key suppliers or customers; the effects of government regulation, permitting and other legal requirements, including new legislation or regulation of hydraulic fracturing; operating risks; the adequacy of our capital resources and liquidity; weather; litigation; competition in the onshore oil and natural gas services industry; and costs and availability of resources.

In addition, SSE calculates its contract drilling backlog by multiplying the day rate under its contracts by the number of days remaining under the contract. The Company calculates its hydraulic fracturing backlog by multiplying the (i) rate per stage, which varies by operating region and is, therefore, estimated based on current customer activity levels by region and current contract pricing, by (ii) the number of stages remaining under the contract, which it estimates based on current and anticipated utilization of its crews. With respect to its hydraulic fracturing backlog, the Company's contracts provide for periodic adjustments of the rates it may charge for its services, which will be negotiated based on then-prevailing market pricing and in the future may be higher or lower than the current rates it charges and utilizes in calculating its backlog. The drilling backlog calculation does not include any reduction in revenues related to mobilization or demobilization, nor does it include potential reductions in rates for unscheduled standby or during periods in which the rig is moving, on standby or incurring maintenance and repair time in excess of what is permitted under the drilling contract. The Company computes average duration for its contract drilling backlog and hydraulic fracturing backlog as the average number of months remaining for its drilling rigs under contract and its remaining hydraulic fracturing fleets under contract, respectively.

For additional information regarding known material factors that could cause the Company's actual results to differ from its present expectations and projected results, please see its filings with the U.S. Securities and Exchange Commission (“SEC”), including its Current Reports on Form 8-K that it files from time to time, Quarterly Reports on Form 10-Q, and Annual Report on Form 10-K.

Readers are cautioned not to place undue reliance on any forward-looking statement which speaks only as of the date on which such statement is made. The Company undertakes no obligation to correct, revise or update any forward-looking statement after the date such statement is made, whether as a result of new information, future events or otherwise, except as required by applicable law.

All references in this release to “Chesapeake” or “CHK” are to Chesapeake Energy Corporation (NYSE: CHK), SSE's former parent company.

SEVENTY SEVEN ENERGY INC.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
	March 31,		December 31,
	2016	2015	2015
	(In thousands, except per share data)
Revenues:
Revenues	$155,361	$429,787	$192,788
Operating Expenses:
Operating costs	106,960	331,611	124,243
Depreciation and amortization	69,645	84,975	68,642
General and administrative	22,262	33,912	16,705
Loss on sale of a business	—	—	38
(Gains) losses on sales of property and equipment, net	(450)	4,210	(368)
Impairment of goodwill	—	—	27,434
Impairments and other	305	6,272	1,912
Total Operating Expenses	198,722	460,980	238,606
Operating Loss	(43,361)	(31,193)	(45,818)
Other (Expense) Income:
Interest expense	(25,279)	(23,516)	(25,303)
Income (loss and impairment) from equity investee	—	972	(8,806)
Other income (expense)	1,003	(96)	1,164
Total Other Expense	(24,276)	(22,640)	(32,945)
Loss Before Income Taxes	(67,637)	(53,833)	(78,763)
Income Tax Benefit	(8,074)	(16,232)	(18,173)
Net Loss	$(59,563)	$(37,601)	$(60,590)

Loss Per Common Share
Basic	$(1.09)	$(0.78)	$(1.18)
Diluted	$(1.09)	$(0.78)	$(1.18)

Weighted Average Common Shares Outstanding
Basic	54,492	48,275	51,472
Diluted	54,492	48,275	51,472

SEVENTY SEVEN ENERGY INC.
Condensed Consolidated Balance Sheets
(Unaudited)

	March 31, 2016	December 31, 2015
	(In thousands, except share amounts)
Assets:
Current Assets:
Cash and cash equivalents	$74,671	$130,648
Short-term investments	6,242	—
Accounts receivable, net of allowance of $4,160 and $3,680 at March 31, 2016 and December 31, 2015, respectively	127,714	164,721
Inventory	18,903	18,553
Deferred income tax asset	1,444	1,499
Prepaid expenses and other	14,224	17,141
Total Current Assets	243,198	332,562
Property and Equipment:
Property and equipment, at cost	2,691,060	2,646,446
Less: accumulated depreciation	(1,180,554)	(1,116,026)
Total Property and Equipment, Net	1,510,506	1,530,420
Other Assets:
Deferred financing costs	1,150	1,238
Other long-term assets	39,014	38,398
Total Other Assets	40,164	39,636
Total Assets	$1,793,868	$1,902,618
Liabilities and Stockholders’ Equity:
Current Liabilities:
Accounts payable	$28,440	$53,767
Current portion of long-term debt	5,000	5,000
Other current liabilities	76,831	98,318
Total Current Liabilities	110,271	157,085
Long-Term Liabilities:
Deferred income tax liabilities	52,502	60,623
Long-term debt, excluding current maturities	1,564,494	1,564,592
Other long-term liabilities	1,920	1,478
Total Long-Term Liabilities	1,618,916	1,626,693
Commitments and Contingencies
Stockholders’ Equity:
Common stock, $0.01 par value: authorized 250,000,000 shares; issued and outstanding 59,041,492 and 59,397,831 shares at March 31, 2016 and December 31, 2015, respectively	590	594
Paid-in capital	356,178	350,770
Accumulated deficit	(292,087)	(232,524)
Total Stockholders’ Equity	64,681	118,840
Total Liabilities and Stockholders’ Equity	$1,793,868	$1,902,618

SEVENTY SEVEN ENERGY INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
	2016	2015
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
NET LOSS	$(59,563)	$(37,601)
ADJUSTMENTS TO RECONCILE NET LOSS TO CASH PROVIDED BY OPERATING ACTIVITIES:
Depreciation and amortization	69,645	84,975
Amortization of deferred financing costs	1,241	1,028
(Gains) losses on sales of property and equipment, net	(450)	4,210
Impairments and other	305	6,272
Income from equity investee	—	(972)
Provision for doubtful accounts	842	2,580
Non-cash compensation	6,112	18,355
Deferred income tax benefit	(8,066)	(16,232)
Other	(17)	—
Changes in operating assets and liabilities	(6,174)	(35,102)
Net cash provided by operating activities	3,875	27,513
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(54,207)	(40,607)
Purchases of short-term investments	(6,242)	—
Proceeds from sales of assets	2,158	1,988
Additions to investments	—	(88)
Other	21	14
Net cash used in investing activities	(58,270)	(38,693)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings from revolving credit facility	—	109,300
Payments on revolving credit facility	—	(94,500)
Payments on term loan	(1,250)	—
Other	(332)	(537)
Net cash (used in) provided by financing activities	(1,582)	14,263
Net (decrease) increase in cash	(55,977)	3,083
Cash and cash equivalents, beginning of period	130,648	891
Cash and cash equivalents, end of period	$74,671	$3,974

SUPPLEMENTAL DISCLOSURE OF SIGNIFICANT NON-CASH INVESTING AND FINANCING ACTIVITIES:
Decrease in other current liabilities related to purchases of property and equipment	$(2,458)	$(8,405)
SUPPLEMENTAL DISCLOSURE OF CASH PAYMENTS:
Interest paid, net of amount capitalized	$20,816	$21,744

SEVENTY SEVEN ENERGY INC.
Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDA, Adjusted Revenues and Adjusted Net Loss

During the second quarter of 2015, SSE sold Hodges Trucking Company, L.L.C., which provided drilling rig relocation and logistics services, to a wholly-owned subsidiary of Aveda Transportation and Energy Services Inc. and sold its water hauling assets to various third parties. SSE’s adjusted revenues assume these transactions occurred on January 1, 2015.

“Adjusted EBITDA”, “adjusted revenues” and “adjusted net loss” are non-GAAP financial measures. Adjusted EBITDA, adjusted revenues and adjusted net loss, as used and defined by us, may not be comparable to similarly titled measures employed by other companies and are not measures of performance or liquidity as calculated in accordance with generally accepted accounting principles (“GAAP”).

Adjusted EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. However, our management uses Adjusted EBITDA to evaluate our performance and liquidity and believes Adjusted EBITDA may be useful to an investor in evaluating our operating performance and liquidity because this measure:

•
is widely used by investors in the oilfield services industry to measure a company’s operating performance without regard to items excluded from the calculation of such measure, which can vary substantially from company to company depending upon accounting methods, book value of assets, capital structure and the method by which assets were acquired, among other factors;

•	is a financial measurement that is used by rating agencies, lenders and other parties to evaluate our creditworthiness; and

•	is used by our management for various purposes, including as a measure of segment performance and as a basis for strategic planning and forecasting.

There are significant limitations to using Adjusted EBITDA as a measure of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect our net income or loss. Additionally, because Adjusted EBITDA excludes some, but not all, items that affect net income and is defined differently by different companies in our industry, our definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Adjusted revenues should not be considered in isolation or as a substitute for revenues prepared in accordance with GAAP. However, our management uses adjusted revenues to evaluate our period-over-period operating performance because our management believes this measure improves the comparability of our continuing businesses and may be useful to an investor in evaluating our operating performance.

Adjusted net loss should not be considered in isolation or as a substitute for net loss prepared in accordance with GAAP. Adjusted net loss excludes impairments, gains or losses on sales of property and equipment, severance-related costs, gain or loss on sale of a business and exit costs, restructuring charges and a non-recurring charge due to a change in depreciation estimate.

Consolidated Adjusted EBITDA

	Three Months Ended
	March 31,		December 31,
	2016	2015	2015
	(In thousands)
Net loss	$(59,563)	$(37,601)	$(60,590)
Add:
Interest expense	25,279	23,516	25,303
Income tax benefit	(8,074)	(16,232)	(18,173)
Depreciation and amortization	69,645	84,975	68,642
Loss (gain) on sale of a business and exit costs	148	—	(1,326)
(Gains) losses on sales of property and equipment, net	(450)	4,210	(368)
Impairment of goodwill	—	—	27,434
Impairments and other	305	6,272	1,912
Impairment of equity method investment	—	—	8,806
Non-cash compensation	6,112	18,355	4,864
Severance-related costs	339	1,404	409
Restructuring charges	4,747	—	—
Interest income	(614)	—	(617)
Less:
Drilling rig relocation and logistics Adjusted EBITDA	—	(3,859)	—
Water hauling Adjusted EBITDA	—	(4,586)	—
Adjusted EBITDA	$37,874	$93,344	$56,296

Drilling Adjusted EBITDA

	Three Months Ended
	March 31,		December 31,
	2016	2015	2015
	(In thousands)
Net income (loss)	$5,184	$479	$(15,547)
Add:
Income tax expense (benefit)	703	207	(4,663)
Depreciation and amortization	38,304	49,539	37,442
Losses on sales of property and equipment, net	240	4,386	664
Impairment of goodwill	—	—	27,434
Impairments and other	305	3,729	1,912
Non-cash compensation	985	5,326	802
Severance-related costs	189	344	215
Corporate overhead allocation(a)	—	9,183	7,648
Restructuring charges	118	—	—
Adjusted EBITDA	$46,028	$73,193	$55,907

(a)
Prior to the Current Quarter, the information that was regularly reviewed by our chief operating decision maker included general and administrative expenses that were allocated to each of our reportable segments for corporate overhead functions provided by the Other Operations segment, on behalf of our reportable segments. Effective in the Current Quarter, we no longer allocate general and administrative expenses to our reportable segments from the Other

Operations segment in the information that is reviewed by our chief operating decision maker.  Accordingly, this change has been reflected through retroactive revision of the prior period segment information.

Hydraulic Fracturing Adjusted EBITDA

	Three Months Ended
	March 31,		December 31,
	2016	2015	2015
	(In thousands)
Net (loss) income	$(12,143)	$6,054	$(15,222)
Add:
Income tax (benefit) expense	(1,646)	2,613	(4,565)
Depreciation and amortization	19,741	16,277	18,691
Losses (gains) on sales of property and equipment, net	45	(5)	59
Impairment of equity method investment	—	—	8,806
Non-cash compensation	429	1,238	207
Severance-related costs	—	81	83
Corporate overhead allocation(a)	—	6,654	6,096
Restructuring charges	75	—	—
Adjusted EBITDA	$6,501	$32,912	$14,155

(a)
Prior to the Current Quarter, the information that was regularly reviewed by our chief operating decision maker included general and administrative expenses that were allocated to each of our reportable segments for corporate overhead functions provided by the Other Operations segment, on behalf of our reportable segments. Effective in the Current Quarter, we no longer allocate general and administrative expenses to our reportable segments from the Other Operations segment in the information that is reviewed by our chief operating decision maker.  Accordingly, this change has been reflected through retroactive revision of the prior period segment information.

Oilfield Rentals Adjusted EBITDA

	Three Months Ended
	March 31,		December 31,
	2016	2015	2015
	(In thousands)
Net loss	$(8,624)	$(3,509)	$(7,852)
Add:
Income tax benefit	(1,169)	(1,515)	(2,355)
Depreciation and amortization	8,501	12,172	9,390
Gains on sales of property and equipment, net	(717)	(171)	(1,003)
Non-cash compensation	184	861	50
Severance-related costs	38	(46)	82
Corporate overhead allocation(a)	—	1,899	2,626
Restructuring charges	40	—	—
Adjusted EBITDA	$(1,747)	$9,691	$938

(a)
Prior to the Current Quarter, the information that was regularly reviewed by our chief operating decision maker included general and administrative expenses that were allocated to each of our reportable segments for corporate overhead functions provided by the Other Operations segment, on behalf of our reportable segments. Effective in the Current Quarter, we no longer allocate general and administrative expenses to our reportable segments from the Other

Operations segment in the information that is reviewed by our chief operating decision maker.  Accordingly, this change has been reflected through retroactive revision of the prior period segment information.

Segment Statistics

Drilling

	Three Months Ended
	March 31,		December 31,
	2016	2015	2015
	(In thousands)
Revenues	$71,908	$166,054	$89,558
Operating Costs	27,156	98,140	34,869
Gross Margin	$44,752	$67,914	$54,689

Hydraulic Fracturing

	Three Months Ended
	March 31,		December 31,
	2016	2015	2015
	(In thousands)
Revenues	$76,308	$202,017	$91,930
Operating Costs	70,439	171,305	78,083
Gross Margin	$5,869	$30,712	$13,847

Oilfield Rentals

	Three Months Ended
	March 31,		December 31,
	2016	2015	2015
	(In thousands)
Revenues	$7,145	$32,488	$11,290
Operating Costs	9,078	23,619	10,437
Gross Margin	$(1,933)	$8,869	$853

Consolidated Adjusted Revenue

	Three Months Ended
	March 31,		December 31,
	2016	2015	2015
	(In thousands)
Revenue	$155,361	$429,787	$192,788
Less:
Drilling rig relocation and logistics revenues	—	23,830	—
Water hauling revenues	—	5,398	—
Adjusted Revenue(a)	$155,361	$400,559	$192,788

(a)
“Adjusted Revenue” is a non-GAAP financial measure of revenues that excludes revenues associated with our rig relocation and logistics business and water hauling assets that were sold in the second quarter of 2015.

Adjusted Net Loss and Adjusted Diluted Earnings per Share

	Three Months Ended
	March 31,		December 31,
	2016	2015	2015
	(in thousands, except per share amounts)
Adjusted Net Loss:
Net Loss	$(59,563)	$(37,601)	$(60,590)
Plus:
Non-recurring charge due to change in depreciation estimate, net of tax	—	7,656	—
Impairments, net of tax	268	4,390	1,472
Impairment of goodwill, net of tax	—	—	21,124
(Gains) losses on sales of property and equipment, net, net of tax	(396)	2,947	(283)
Severance-related costs, net of tax	298	983	315
Impairment of equity investment, net of tax	—	—	6,781
Restructuring charges, net of tax	4,177	—	—
Loss (gain) on sale of a business and exit costs, net of tax	130	—	(1,021)
Adjusted Net Loss	$(55,086)	$(21,625)	$(32,202)

Adjusted Diluted Earnings per Share:
Diluted earnings per share	$(1.09)	$(0.78)	$(1.18)
Plus:
Diluted earnings per share from non-recurring change in depreciation estimate	—	0.16	—
Diluted earnings per share from impairments	—	0.09	0.03
Diluted earnings per share from impairment of goodwill	—	—	0.41
Diluted earnings per share from (gains) losses on sales of property and equipment	(0.01)	0.06	(0.02)
Diluted earnings per share from severance-related costs	0.01	0.02	0.01
Diluted earnings per share from impairment of equity method investment	—	—	0.13
Diluted earnings per share from restructuring charges	0.08	—	—
Diluted earnings per share from (gain) loss on sale of a business and exit costs	—	—	(0.02)
Adjusted Diluted Earnings Per Share	$(1.01)	$(0.45)	$(0.64)